FOR IMMEDIATE RELEASE

Company Contacts
Investors: James Zeumer
(248) 433-4597
email: jim.zeumer@pulte.com
Media: Mark Marymee
(248) 433-4648
email: mark.marymee@pulte.com

PULTE HOMES ANNOUNCES PRELIMINARY SECOND QUARTER NET NEW ORDERS

Bloomfield Hills, MI, July 6, 2005 - Pulte Homes, Inc. (NYSE: PHM) announced today preliminary net new orders for its second quarter ended June 30, 2005. For the quarter, preliminary net new orders increased 26% to 13,581 homes, compared with the same period last year. The Company sold from 649 communities during the second quarter, an increase of 17% over the prior year.

Pulte Homes’ practice is to release new order information as part of its quarterly financial reporting, but for disclosure purposes the Company is providing this information in advance of upcoming investor meetings. Pulte Homes will release detailed second quarter financial results after the stock market close on July 27, 2005.

Pulte Homes, Inc.
Preliminary Net New Orders

	Three Months Ended
	June 30,
	2005	2004
Unit net new orders:
Northeast	1,228	856
Southeast	3,717	2,426
Midwest	1,710	1,449
Central	2,290	1,605
West	4,636	4,440

	13,581	10,776

About Pulte Homes

Pulte Homes, Inc., (NYSE: PHM), based in Bloomfield Hills, Mich., is a FORTUNE 200 company with operations in 47 markets and 27 states. In 2004, the company closed 38,612 domestic home sales and generated revenues of $11.7 billion. During its 55-year history, the company has constructed more than 408,000 homes. In 2004, J.D. Power and Associates named Pulte the inaugural recipient of its Platinum Award for Excellence in Customer Service among America’s leading homebuilders. J.D. Power ranked Pulte No. 1 in 14 markets, and among the top three in 23 of 25 markets surveyed. Under its Del Webb brand, Pulte is the nation’s leading builder of active adult communities for people age 55 and better. Its DiVosta operation is nationally recognized for a trademarked building system that has delivered more than 25,000 “Built Solid”® homes in Florida since 1960. Pulte Mortgage LLC is a nationwide lender and offers Pulte customers a wide variety of loan products and superior customer service.

Websites: www.pulte.com; www.delwebb.com; www.divosta.com

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